Exhibit 99.3

MOODY’S CONFIRMS LEVI STRAUSS’S B2 SR IMPLIED RATING; REVIEWS SR UNSEC FOR UPGRADE; ASSIGNS (P)B3 TO PROPOSED SR NOTES

Approximately $2.4 Billion in Debt Securities Affected.

New York, November 25, 2002—Moody’s Investors Service confirmed the B2 senior implied rating of Levi Strauss & Co. At the same time, the rating agency placed the company’s Caa1 senior unsecured debt ratings under review for possible upgrade, and assigned a prospective (P)B3 rating to the company’s proposed new senior unsecured notes. The existing ratings on the existing senior unsecured notes would be revised to B3 upon completion of the new note offering. The outlook on the ratings is stable.

Ratings confirmed are:
Senior Implied rating: B2
Senior secured bank debt: B1

Ratings placed under review for possible upgrade:
Existing senior unsecured notes: Caa1

New Rating assigned:
Proposed senior unsecured notes, due 2012: (P)B3

The rating actions are in response to the company’s announced refinancing plan, and reflect the anticipated improvement in the company’s near term liquidity that will accrue from the anticipated issuance of at least $300 million in new senior unsecured notes, and the planned refinancing of the company’s existing bank facilities. Completion of both planned refinancings should provide sufficient capital to retire current maturities of long term debt, including a $350 million issue maturing November 2003, and the company’s existing bank facilities, which mature in August 2003. The refinancings should also provide sufficient funding to support the increased working capital needs for the company’s product introduction through the mass merchant market (via Wal-Mart), which is scheduled for mid-2003.

Levi’s ratings continue to reflect a weak level of free cash flow (cash from operations less capital spending) in relation to total debt. Moody’s believes that the company’s ratio of free cash flow to debt will not exceed 10% for the foreseeable future, and will be substantially lower over the near term. Further debt reduction is likely to be difficult until 2005. The ratings also reflect the intense competitive pressures that continue to exist in Levi’s core business, and heightened operational and market risk related to the new mass merchant initiative. Although the company’s recent results show at least a temporary pause in the long-term downward trend in its sales and volumes, there is no assurance of long term stability, or that volume in the core business will improve going forward, or remain at current levels.

In addition, the B2 senior implied rating reflects several risks related to the company’s mass merchant initiative. While Moody’s believes that sales through the new channel represent a very attractive long-term opportunity, there is some risk that entry into the new channel alienates or disturbs the company’s existing distribution network, or degrades the long term value of the existing Levi brands. The effect of the new product launch on existing customers and brands will not be known for some time, but a negative reaction from either could result in a fundamental deterioration in the company’s core business, and would likely result in negative ratings action.

The potential narrowing of the notching between the senior implied and senior unsecured debt ratings reflects the decreased probability of default (following completion of refinancing activity) and greater potential asset coverage in a going-concern scenario. The B1 ratings on the bank facility reflect value of the collateral, which includes inventory and trademarks. The (P)B3 rating on the new notes, which are pari-passu with existing notes and are not guaranteed by subsidiaries, reflects their effective subordination to the bank debt and their lack of collateral.

Levi Strauss, headquartered in San Francisco, CA, is one of the world’s largest branded designers, manufacturers and marketers of apparel, producing products under a variety of trade names including Levi’s and Dockers.

Copyright 2002 by Moody’s Investors Service
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